Exhibit 10.2

CERENCE INC.

CHANGE OF CONTROL AND SEVERANCE AGREEMENT

This Change of Control and Severance Agreement (the “Agreement”) is made and entered into by and between Sanjay Dhawan (“Executive”) and Cerence, Inc., a Delaware corporation (“Cerence” or the “Company”), effective as of February 3, 2021 (the “Effective Date”). The Agreement replaces and supersedes the Change of Control and Severance Agreement between Executive and the Company (together with Nuance Communications, Inc.) that became effective July 11, 2019 and remained in effect until February 3, 2021.

RECITALS

1. As of the Effective Date, Executive shall continue to be employed by Cerence as Chief Executive Officer.

2. The Compensation Committee (the “Committee”) of the Board of Directors of Cerence (the “Board”) believes that it is imperative to provide Executive with severance benefits upon Executive’s termination of employment under certain circumstances to provide Executive with enhanced financial security, incentive and encouragement to remain with Cerence.

3. Certain capitalized terms used in the Agreement are defined in Section 7 below.

AGREEMENT

NOW, THEREFORE, in consideration of Executive’s continued employment and the mutual covenants contained herein, the parties hereto agree as follows:

1.Term of Agreement. This Agreement will have an initial term commencing on the Effective Date and ending on the third anniversary of the Effective Date (the “Initial Term”). At the end of the Initial Term (and at the end of each Additional Term), this Agreement will renew automatically for an additional three (3) year term (each an “Additional Term”), unless either Executive or the Company provides the other party with written notice of non-renewal at least sixty (60) days prior to the date of automatic renewal. A non-renewal by the Company shall be deemed a termination without Cause unless the Company and the Executive agree in writing otherwise. If Executive becomes entitled to benefits under Section 3 during the term of this Agreement, the Agreement will not terminate until all of the obligations of the parties hereto with respect to this Agreement have been satisfied. Executive shall be entitled to benefits under Section 3 only once and this Agreement will terminate once all of the obligations of the parties hereto with respect to this Agreement have been satisfied.

2.At-Will Employment. The Company and Executive acknowledge that Executive’s employment is and will continue to be at-will, as defined under applicable law.

3.Change of Control and Severance Benefits.

(a)Termination Other than During Change of Control Period. If Executive’s employment with Cerence and its subsidiaries is terminated outside of the Change of Control Period by (i) Cerence other than for Cause, or (ii) Executive for Good Reason, and in all cases other than due to Executive’s death or Disability, then, subject to Section 4 and the other provisions of this Agreement, Executive will receive the following severance payment and benefits:

(i)Cash Severance. A lump sum cash severance payment equal to the sum of:

(A)twenty-four (24) months of Executive’s base salary as in effect immediately prior to the termination date;

(B)one hundred percent (100%) of Executive’s target annual bonus for the fiscal year in which such termination occurs; and

(C)a prorated target annual bonus for the fiscal year in which such termination occurs, determined by multiplying Executive’s target annual bonus by a fraction, the numerator of which is the number of days worked by Executive for the Company during such fiscal year and the denominator of which is three hundred and sixty-five (365).

(ii)Additional Benefits-Related Payment. A lump sum cash payment that will be made regardless of whether Executive elects continuation coverage under the terms of the Company’s medical benefit plan pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for Executive and/or Executive’s eligible dependents. The payment will equal eighteen (18) times the initial monthly COBRA premium that Executive would need to pay for COBRA continuation coverage (at the coverage levels in effect immediately prior to Executive’s termination). Such payment shall be treated as taxable income to Executive.  For the avoidance of doubt, the taxable payment may be used for any purpose, including, but not limited to, continuation coverage under COBRA, and will be subject to all applicable tax withholdings.

(iii)Accelerated Equity Vesting.

(A) the Initial RSUs and the Make-Whole RSUs, to the extent outstanding and unvested as of immediately prior to such termination, will vest in full;

(B)any other equity awards that have been previously granted to Executive by the Company or by Nuance and were assumed by the Company that vest solely on the basis of Executive’s continued employment that are then outstanding and unvested as of immediately prior to such termination shall become vested as to that number of shares that would have become vested under the normal vesting schedule of the applicable award (without regard to any accelerated vesting conditions) had Executive remained employed by the Company for an additional twelve (12) months following the date of termination;

(C)if such termination occurs prior to the end of the performance period applicable to the Initial PSUs, the Initial PSUs shall vest as to that number of shares determined by multiplying the target number of Initial PSUs by a fraction, the numerator of which is twelve (12) and the denominator of which is the greater of (I) the number of months in the applicable performance period or (II) twelve (12); and

(D)to the extent there is any ambiguity, whether express or by omission, between this Agreement and any applicable equity incentive plan or equity grant document, this Agreement shall control (for the avoidance of doubt, this Section 3(a)(iii) shall apply to each equity award granted to Executive by the Company after the Effective Date unless such equity award specifically states that this Section 3(a)(iii) shall not apply to such award).

(b)Change of Control. Upon a Change of Control, the Initial PSUs, to the extent then outstanding and unvested, shall be deemed earned based on actual performance as measured through such Change of Control and such Initial PSUs that are deemed earned shall be subject to time-based vesting, based on Executive’s continued employment, for the remainder of the performance period and shall be subject to accelerated vesting upon a termination of Executive’s employment to the extent provided for in Section 3(c)

below. Any Initial PSUs that are not deemed earned upon a Change of Control shall be forfeited for no consideration upon such change of control.

(c)Termination by the Company During Change of Control Period. If,  during the Change of Control Period, Executive’s employment with the Company and its subsidiaries is terminated by (i) the Company other than for Cause, or (ii) Executive for Good Reason, and in all cases other than due to Executive’s death or Disability, then subject to Section 4 and the other provisions of this Agreement, Executive will receive the following severance payment and benefits (at the time specified in Section 4):

(i)Cash Severance. A lump sum cash severance payment equal to the sum of:

(A)thirty (30) months of Executive’s base salary as in effect immediately prior to the termination date;

(B)two hundred percent (200%) of Executive’s target annual bonus for the fiscal year in which such termination occurs; and

(C)a prorated target annual bonus for the fiscal year in which such termination occurs, determined by multiplying Executive’s target annual bonus for such fiscal year by a fraction, the numerator of which is the number of days worked by Executive for the Company during such fiscal year and the denominator of which is three hundred and sixty-five (365).

(ii)Additional Benefits-Related Payment. A lump sum cash payment that will be made regardless of whether Executive elects continuation coverage under the terms of the Company’s medical benefit plan pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for Executive and/or Executive’s eligible dependents. The payment will equal eighteen (18) times the initial monthly COBRA premium that Executive would need to pay for COBRA continuation coverage (at the coverage levels in effect immediately prior to Executive’s termination). Such payment shall be treated as taxable income to Executive.  For the avoidance of doubt, the taxable payment may be used for any purpose, including, but not limited to, continuation coverage under COBRA, and will be subject to all applicable tax withholdings.

(iii)Accelerated Equity Vesting.

(A)all Company equity awards that have been previously granted to Executive by Company that vest solely on the basis of Executive’s continued employment, including the Initial RSUs and the Make-Whole RSUs, that are then outstanding and unvested as of immediately prior to such termination will vest in full;

(B)all Initial PSUs that, as of immediately prior to such termination, are then outstanding and eligible to vest based on Executive’s continued employment as provided for under subsection (b) above shall vest in full; and

(C)to the extent there is any ambiguity, whether express or by omission, between this Agreement and any applicable equity incentive plan or equity grant document, this Agreement shall control (for the avoidance of doubt, this Section 3(c)(iii) shall apply to each equity award granted to Executive by the Company after the Effective Date unless such equity award specifically states that this Section 3(c)(iii) shall not apply to such award).

(d)Voluntary Resignation; Termination for Cause. If Executive’s employment with the Company and its subsidiaries terminates in a voluntary resignation (other than for Good Reason)  or if Executive’s employment is terminated for Cause or due to Executive’s death or Disability, then Executive shall not be entitled to receive severance or other benefits except as otherwise provided by applicable law or those (if any) as may be available under the Company’s severance and benefit plans and policies in effect at the time of such termination.

(e)Accrued Amounts. In the  event of Executive’s termination of employment for any reason, the Company shall pay Executive (or Executive’s estate or authorized representative thereof): (i) any unpaid base salary due for periods prior to the date of termination, (ii) accrued and unused vacation, as required under the applicable Company policy; and (iii) all expenses incurred by Executive in connection with the business of the Company prior to the date of termination in accordance with the Company’s business expense reimbursement policy. These payments shall be made promptly upon termination and within the period of time mandated by law.

(f)Exclusive Remedy. In the event of termination of Executive’s employment as set forth in Section 3 of this Agreement, the provisions of Section 3 are intended to be and are exclusive and in lieu of any other rights or remedies to which Executive may otherwise be entitled, whether at law, tort or contract, in equity, or under this Agreement (other than the payment of accrued but unpaid wages, as required by law, or any unreimbursed reimbursable expenses). During the term of this Agreement, Executive will be entitled to no benefits, compensation or other payments or rights upon termination of employment, including under the Offer Letter or any other agreement with the Company, other than those benefits expressly set forth in Section 3 of this Agreement.

(g)Transfer between Company and any Subsidiary. For purposes of this Section 3, if Executive’s employment relationship with the Company or any parent or subsidiary of the Company ceases, Executive will not, solely by virtue thereof, be determined to have been terminated employment for purposes of this Agreement if Executive continues to remain employed by the Company or any subsidiary of the Company immediately thereafter (e.g., upon transfer of Executive’s employment from the Company to a Company subsidiary). For the avoidance of doubt, nothing in this Section 3(g) is intended to preclude Executive from claiming Good Reason under Section 7(h) to the extent that Executive otherwise has a claim of Good Reason under that Section.

4.Conditions to Receipt of Severance

(a)Release of Claims Agreement. The receipt of any severance payments or benefits in Section 3 pursuant to this Agreement is subject to Executive (or if applicable, Executive’s estate) signing and not revoking a separation agreement and release of claims in the form attached hereto as Exhibit A (the “Release”), which must become effective and irrevocable no later than the sixtieth (60th) day following Executive’s termination of employment (the “Release Deadline”). If the Release does not become effective and irrevocable by the Release Deadline, Executive will forfeit any right to severance payments or benefits under this Agreement. Any cash severance payments or benefits payable to Executive in a lump sum will be paid on or within fifteen (15) days following the Release Deadline, or, if later, such time as required by Section 5(a) and, notwithstanding anything to the contrary in the applicable equity plan or award agreement, to the extent permitted under Section 409A, any equity awards that become vested in connection with Executive’s termination of employment under this Agreement shall not be settled or become exercisable, as applicable, until the Release becomes effective in accordance with its terms. In no event will severance payments or benefits be paid or provided until the Release actually becomes effective and irrevocable and, if the Release does not become effective in accordance with its terms on or prior to the Release Deadline, such severance payments and benefits shall be forfeited on the Release Deadline for no consideration payable to Executive.

(b)Proprietary Information and Non-Competition Agreement. Executive’s receipt of any severance payments or benefits under Section 3 will be subject to Executive continuing to comply with the terms of any agreements between Executive and the Company concerning inventions, confidentiality, or restrictive covenants (the “Confidentiality Agreement”).

5.Section 409A.

(a)Notwithstanding anything to the contrary in this Agreement, no Deferred Payments will be paid or otherwise provided until Executive has a “separation from service” within the meaning of Section 409A. Similarly, no severance payments or benefits payable to Executive, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until Executive has a “separation from service” within the meaning of Section 409A. In addition, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s separation from service (other than due to death), then the Deferred Payments, if any, that are payable within the first six (6) months following Executive’s separation from service, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following Executive’s separation from service, but before the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute a separate payment under Section 1.409A-2(b)(2) of the Treasury Regulations.

(b)Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments for purposes of this Agreement.

(c)Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) will not constitute Deferred Payments for purposes of this Agreement.

(d)The foregoing provisions are intended to comply with, or be exempt from, the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to so comply. Specifically, the payments hereunder are intended to be exempt from the Requirements of Section 409A under the “short-term” deferral rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition before actual payment to Executive under Section 409A. In no event will the Company reimburse Executive for any taxes or other costs that may be imposed on Executive as a result of Section 409A or any other law.

6.Limitation on Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then Executive’s benefits under this Agreement shall be either:

(a)delivered in full, or

(b)delivered as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Executive on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. If a reduction in severance and other benefits constituting “parachute payments” is necessary so that benefits are delivered to a lesser extent, reduction will occur in the following order: (1) reduction of cash payments, (2) cancellation of equity awards granted within the twelve-month period prior to a “change of control” (as determined under Code Section 280G) that are deemed to have been granted contingent upon the change of control (as determined under Code Section 280G), (3) cancellation of accelerated vesting of equity awards and (4) reduction of continued employee benefits. In the event that accelerated vesting of equity awards is to be cancelled, such vesting acceleration will be cancelled in the reverse chronological order of the award grant dates.

Unless the Company and Executive otherwise agree in writing, any determination required under this Section shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Section 280G and 4999 of the Code. The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section.

7.Definition of Terms. The following terms referred to in this Agreement will have the following meanings:

(a)Cause. “Cause” will mean (i) any act of dishonesty or fraud taken by Executive in connection with his responsibilities as an employee other than immaterial, inadvertent acts that, if capable of cure, are promptly remedied by Executive following notice by the Company, (ii) Executive’s breach of the fiduciary duty or duty of loyalty owed to the Company, or material breach of the duty to protect the Company’s confidential and proprietary information, (iii) Executive’s conviction or plea of nolo contendere to a felony or to a crime involving fraud, embezzlement, misappropriation of funds or any other act of moral turpitude, (iv) Executive’s gross negligence or willful misconduct in the performance of his duties, (v) Executive’s material breach of this Agreement or any other agreement with the Company or any material written policy of the Company; (vi) Executive’s engagement in conduct or activities that result, or are reasonably likely to result, in negative publicity or public disrespect, contempt or ridicule of the Company that the Board reasonably believes will have a demonstrably injurious effect on the reputation or business of the Company or Executive’s ability to perform his duties (but excluding conduct and activities undertaken in good faith by Executive in the ordinary course of performing his duties or promoting the Company); (vii) Executive’s willful failure to abide by the lawful and reasonable directives of the Company (other than any failure to achieve a lawful and reasonable directive following the expenditure by Executive of commercially reasonable best efforts); (viii) Executive’s willful failure to materially perform the primary duties of Executive’s position.

(b)Change of Control. “Change of Control” will mean the occurrence of any of the following events:

(i)any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the total voting power represented by the Company’s then outstanding voting securities;

(ii)the consummation by the Company of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation (in substantially the same proportions relative to each other as immediately prior to the transaction); or

(iii)the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets (it being understood that the sale or spinoff of one or more (but not all material) divisions of the Company shall not constitute the sale or disposition of all or substantially all of the Company’s assets). Further and for the avoidance of doubt, a transaction will not constitute a Change of Control if: (i) its sole purpose is to change the state of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(c)Change of Control Period. “Change of Control Period” means the period beginning on a Change of Control and ending on the one-year anniversary of the Change of Control, subject to the last sentence of Section 7(h).

(d)Code. “Code” means the Internal Revenue Code of 1986, as amended.

(e)Deferred Payments. “Deferred Payments” means any severance pay or benefits to be paid or provided to Executive, if any, pursuant to this Agreement that, in each case, are or when considered together with any other severance payments or separation benefits are, considered deferred compensation under Section 409A.

(f)Disability. “Disability” means Executive’s absence from work due to a disability for one hundred and eighty (180) days in any twelve (12)-month period that qualifies for benefits under the Company’s long-term disability program.

(g)Exchange Act. “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(h)Good Reason. “Good Reason” means Executive’s termination of employment within thirty (30) days following the expiration of any cure period (discussed below) following the occurrence of one or more of the following, without Executive’s express written consent: (i) a material reduction in Executive’s duties, authority or responsibilities (but subject to the remaining provisions of this section); (ii) a material reduction by the Company in the annual base compensation or target bonus opportunity (as a percentage of base salary) of Executive as in effect immediately prior to such reduction provided, however, that one or more reductions in base compensation or target bonus opportunity applicable to all executives generally that, cumulatively, total ten percent (10%) or less in base compensation and/or ten (10) percentage points or less in target bonus opportunity will not constitute a material reduction for purposes of this clause (ii); (iii) the relocation of Executive to a facility or a location more than fifty (50) miles from Executive’s then present location; (iv) the failure of the Company to obtain the assumption of this agreement by any successors contemplated in Section 8 below; or (v) a material breach by the Company of this Agreement or any equity award agreement between Company and Executive. In order for an event to qualify as Good Reason, Executive must not terminate employment with the Company without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within ninety (90) days of the initial existence of the grounds for “Good Reason” and the Company shall have failed to cure during a period of thirty (30) days following the date of such notice. Executive must give notice of election to terminate employment within thirty (30) days after the end of the cure period and such termination date, except as provided in the next sentence, must be within ninety (90) days thereafter. Notwithstanding the preceding, Executive agrees that, if Executive claims Good Reason on account of a material reduction described in clause (i) that occurs following a Change of Control and that has not been cured as described above, Executive will, upon the request of the Company or its successor and notwithstanding the existence of Good Reason, remain in employment with the Company or its successor for one (1) year after the Change of Control or such shorter period as the Company or its successor may specify (such employment period being the “Transition Period”).  The nature of Executive’s role during the Transition Period shall be determined by the Board or its successor but shall consist only of duties and responsibilities substantially similar to those held by Executive immediately prior to the Change of Control (excluding reductions related to the Company becoming a subsidiary or business unit of a larger organization, ceasing to be a publicly-held company or transitioning Executive’s duties to others in the organization) or serving as a senior level strategic advisor (collectively, the “Permitted Services”). Executive and the Company agree to structure the Permitted Services so that Executive does not incur a separation from service within the meaning of Code Section 409A until the end of the Transition Period.    Executive agrees to use Executive’s good faith commercially reasonable efforts to carry out the Permitted Services.  Executive agrees that Executive will not terminate employment until the end of the Transition Period (if any), at which time Executive’s employment will end, Executive’s claim of Good Reason will be perfected, and Executive will be entitled to such applicable severance payments and benefits, subject to the other terms of this Agreement upon such separation from service.  For purposes of the preceding sentence, if, during the Transition Period, Executive’s employment ends due to Executive’s death, Executive becoming disabled, the Company terminating Executive without Cause or unilaterally permanently reducing Executive’s hours of employment so that Executive incurs a separation from service under Code section 409A, or Executive voluntarily terminating on account of a further Good Reason (as defined in the following sentence), Executive’s claim of Good Reason will be deemed perfected and Executive will be entitled to such applicable severance payments and benefits, subject to the other terms of this Agreement. During the Transition Period, Executive shall be entitled to claim further Good Reason only if Executive’s duties and responsibilities differ materially from the Permitted Services or for a reason described in clauses (ii) through (v) inclusive of the above Good Reason definition. If the Transition Period applies, Executive’s separation from service at the end of the Transition Period shall be deemed to have occurred within the Change of Control Period as defined in this Agreement.

(i)Initial PSUs. “Initial PSUs” means the performance-based restricted stock units granted under the Cerence equity plan described in the Offer Letter.

(j)Initial RSUs. “Initial RSUs” means the time-based restricted stock units granted under the Cerence equity plan described in the Offer Letter.

(k)Make-Whole RSUs. “Make-Whole RSUs” has the meaning set forth in the Offer Letter.

(l)Offer Letter. “Offer Letter” means the letter agreement between Nuance Communications, Inc. and Executive dated February 11, 2019.

(m)Section 409A. “Section 409A” means Section 409A of the Code and the final Treasury Regulations and any official Internal Revenue Service guidance promulgated thereunder.

(n)Section 409A Limit. “Section 409A Limit” means two (2) times the lesser of: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during Executive’s taxable year preceding Executive’s taxable year of Executive’s termination of employment as determined under, and with such adjustments as are set forth in, Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s employment is terminated.

8.Successors.

(a)The Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets will assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” will include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 8(a) or which becomes bound by the terms of this Agreement by operation of law.

(b)Executive’s Successors. The terms of this Agreement and all rights of Executive hereunder will inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

9.Notice.

(a)General. Notices and all other communications contemplated by this Agreement will be in writing and will be deemed to have been duly given when personally delivered, when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid, when delivered by private courier service such as UPS or Federal Express that has tracking capability, or sent by electronic mail. In the case of Executive, mailed notices will be addressed to him at the home address which he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices will be addressed to its corporate headquarters, and all notices will be directed to the General Counsel of the Company. In computing the period of time for the giving of any notice, the day on which the notice is given shall be excluded and the day on which the matter noticed is to occur shall be included.  If notice is given by personal delivery, then it shall be deemed given on the date personally delivered to such person.  If notice is given by nationally recognized overnight courier delivery service, then it shall be deemed given one business day after the date delivered to such nationally recognized overnight courier delivery service.  If notice is given by electronic mail, provided the relevant computer record indicates a full and successful transmission (i.e. a delivery receipt has been received on such email), then it shall be deemed given (i) on the date of such transmission, if such transmission is completed at or prior to 5:00 p.m., local time of the recipient party, on the date of such transmission and (ii) on the next business day following the date of transmission, if such transmission is completed after 5:00 p.m., local time of the recipient party, on the date of such transmission.  If notice is given in any other manner authorized herein or by law, it shall be deemed given when actually delivered, unless otherwise specified herein or by law. In the case of Executive, mailed notices will be addressed to him or her at the home address which he or she most recently communicated to the Company in writing.  In the ease of the Company, mailed notices will be addressed to its corporate headquarters, and all notices will be directed to the attention of the Company’s Chief Legal Officer or General Counsel.

(b)Notice of Termination. Any termination by the Company for Cause or by Executive for Good Reason will be communicated by a notice of termination to the other party hereto given in accordance with Section 9(a) of this Agreement. Such notice will indicate the specific termination provision in this Agreement relied upon, will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and will specify the termination date (which, except as otherwise specifically provided in this Agreement, will be not more than thirty (30) days after the giving of such notice or any shorter period required herein).

10.Resignation. Upon the termination of Executive’s employment for any reason, Executive will be deemed to have resigned from all officer and/or director positions held at the Company and its affiliates voluntarily, without any further required action by Executive, as of the end of Executive’s employment and Executive, at the Board’s request, will execute any documents reasonably necessary to reflect Executive’s resignation.

11.Miscellaneous Provisions.

(a)No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement (whether by seeking new employment or in any other manner), nor shall any such payment be reduced by any earnings that Executive may receive from any other source.

(b)Waiver. No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party will be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c)Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

(d)Entire Agreement. This Agreement, the Separation and Release Agreement attached as Exhibit A,  the Confidentiality Agreement attached as Exhibit B and the Indemnification Agreement attached as Exhibit C constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof. This Agreement supersedes, replaces in their entirety and terminates any prior representations, understandings, undertakings or agreements between the Company and Executive, whether written or oral and whether expressed or implied, that provided any benefits to Executive upon termination of Executive’s employment for any reason. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto and which specifically mention this Agreement. For the avoidance of doubt, it is the intention of the parties that the provisions of this Agreement providing for acceleration or other modification of the vesting provisions of equity awards are intended to supersede the vesting provisions of any equity awards that may be outstanding during the term of this Agreement.

(e)Governing Law. This Agreement shall be governed by the internal substantive laws, but not the choice of law rules, of the state of Texas, and the Company and Executive each consent to personal and exclusive jurisdiction and venue in the Texas. Executive agrees and confirms that his principal residence currently is in Texas and he will notify the Company promptly if (and each time) he relocates his principal residence to another state or jurisdiction.  Executive agrees that, each time he so relocates his principal residence, the Company may amend this Agreement (including, for the avoidance of doubt, any Exhibits) for the purposes of (i) achieving enforceability of the Agreement given Executive’s new principal residence, (ii) maintaining the intended scope of the Release taking account any legal developments since the date of this Agreement (for example, but not by way of limitation, the Company may amend the Release to include a release of claims with respect to any new or changed laws relating to employment and employment termination), and (iii) legally binding Executive to the restrictive covenants under the Confidentiality Agreement to the same extent as would apply to him as a Texas resident (or to such lesser extent as permitted based on the location of Executive’s new principal residence), including providing for reasonable enforcement mechanisms.

(f)Severability. The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision hereof, which will remain in full force and effect.

(g)Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable income, employment and other taxes.

(h)Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

(i)Advisor Fees. The Company will pay directly or reimburse Executive's documented and reasonable advisor fees, including attorney fees, up to a maximum of $50,000, for the negotiation and execution of this Agreement.  In order to receive payment or reimbursement under the preceding sentence, Executive must submit to the Company documentation reasonably acceptable to the Company between January 1, 2021 and March 1, 2021, and payment or reimbursement will be made within 30 days after such submission.

[Signature Page to Follow]

IN WITNESS WHEREOF, each of the parties has executed this Change of Control and Severance Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

COMPANY:CERENCE, INC.

Leanne J. FitzgeraldBy:  ______________________

Title: General Counsel and Secretary

Date: February 3, 2021

EXECUTIVEBy: ____________________

Sanjay DhawanTitle: Chief Executive Officer

Date: February 3, 2021

EXHIBIT A

(Separation and Release Agreement)